EXHIBIT 10.1

SUMMARY OF TALK AMERICA HOLDINGS, INC. 2005 EXECUTIVE OFFICER AND MANAGEMENT BONUS PROGRAM
(as amended as of February 14, 2006)

Purpose: To provide further incentive to achieve the performance goals of Talk America Holdings, Inc. (the “Company”) in 2005.

Participants: Executive officers of the Company and other management employees of the Company and its subsidiaries, in each case as may be designated by the Compensation Committee, who are employees of the Company or one of its subsidiaries as of the end of the Company’s 2005 fiscal year.

Performance Goals: The Company’s Lines on Network at the end of 2005 and EBITDA as included in the Company’s Operating Plan for the year ending December 31, 2005 as such Operating Plan was in effect as of the date of approval of this bonus program by the Compensation Committee, as such performance goals may be adjusted to reflect such subsequent events as the Compensation Committee may, in its discretion, deem appropriate.

Basic Bonus: Payable to participants in the amount of the individual participant target levels if either the Lines on Network or EBITDA performance goal is met.

Supplemental Bonus:

(a) If the performance goal Lines on Network is exceeded, an additional bonus at a rate equal to 2.5% of the basic bonus for each 1,000 lines on network over the performance goal Lines on Network.

(b) If the performance goal EBITDA is exceeded, an additional bonus at a rate equal to 5% of the basic bonus for each $1 million of EBITDA over the performance goal EBITDA.

(c) In determining the amount of any supplemental bonus that may be payable, any achievement shortfall as against either performance goal will also be taken into account and the Lines on Network performance goal and the EBITDA performance goal will each be weighted at 50% in such calculation.

(d) An additional bonus at a rate equal to 20% of the basic bonus. (added by February 14, 2006 amendment)

Participant Target Levels (expressed as percentage of base salary):

(a) CEO & President - 50%

(b) Other Executive Officers - 40%

(c) Other Management Employees - 40% to 10%, in all cases as determined by the Compensation Committee.

Compensation Committee Discretion: The Compensation Committee retains complete discretion to determine all matters regarding participation in the bonus program, the construction of the terms thereof, the administration thereof and the payment of any bonuses thereunder, including, without limitation, all determinations as to achievement of the performance goals and the calculation of any bonus amounts, and all bonuses payable pursuant to the bonus program shall be subject to approval by the Compensation Committee.

No Employment Rights: The bonus program shall not constitute inducement or consideration for the employment of any person or the service of any person and participation in the bonus program shall not give any person any right to be retained in the service of the Company or any subsidiary of the Company.